Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
July 31, 2013

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports Second Quarter 2013 Results

Spokane, WA, July 31, 2013 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the second quarter ended June 30, 2013.

Overview
●
Gross revenue, from all sources including non-directly delivered programs, of $65.4 million during the first six months of 2013 compared to $84.1 million in the prior year period. Traveled 9,800 delegates compared to 12,789 delegates in the same period in 2012.

●	Net income before special items of $1.3 million compared to $7.6 million in the 2012 period. Net income of $33 thousand compared to $6.3 million in the prior year period.

●	Year-to-date gross margin of 37.0 percent, the same as in the 2012 period.

●
Selling and marketing expenses increased during the 2013 period to support the Company’s first significant spring sales campaign for 2014 travel; however, pulling those leads into the spring will result in lower second half expenditures and full year 2013 expenditures are expected to be below the 2012 level.

●	General and administration expenses for the first six months of 2013 were flat year-over-year. Excluding the impact of special items in both periods, these expenses were down $0.5 million.

●	Cash and cash equivalents and available-for-sale securities balance of $55.9 million.; no debt outstanding.

●	Enrolled revenue for 2013 programs down 17.3 percent year-over-year for all programs and 20.6 percent year-over-year for the core Student Ambassadors Programs.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Gross revenue, all travel programs	$61,476	$80,361	$63,370	$81,850
Internet content and advertising revenue	$1,029	$1,005	$2,028	$2,203
Gross revenue, all sources	$62,505	$81,366	$65,398	$84,053
Gross margin, all travel programs	$21,900	$28,788	$22,422	$29,169
Gross margin, internet content and advertising	$903	$872	$1,773	$1,900
Gross margin, all sources	$22,803	$29,660	$24,195	$31,069
Gross margin percentage	36.5%	36.5%	37.0%	37.0%
Operating expense	$10,261	$10,867	$24,446	$23,761
Operating expense, before special items	$10,258	$9,885	$22,253	$22,046
Operating income, internet content and advertising	$377	$342	$709	$819
Net Income before special items	$8,094	$14,916	$1,303	$7,614
Net Income	$8,092	$14,198	$33	$6,292
Income per diluted share	$0.48	$0.81	$0.00	$0.36

Commenting on the Company’s results, Anthony Dombrowik, Ambassadors Group Interim Chief Executive Officer said, “Our peak summer travel season commenced in June and during the second quarter, we traveled 9,228 delegates on our programs to 29 countries.  Our travelers are sharing their experiences through social media channels to an unprecedented degree and we are thrilled to be a central part of the thousands of these conversations.  We continue to deliver a unique, valuable experience to our delegates as evidenced by the increase in the Net Promoter scores we have received so far.  Along with our strong product offerings, we believe an increase in on-program digital contact as well as our new CRM system, which supports both our 24/7 delegate care system and our sales efforts, are contributing to even stronger customer satisfaction and brand affinity.”

Dombrowik continued, “Even though 2013 delegate counts were down year-over-year, we were able to maintain our gross margin and increased our retention rate by almost 4 percentage points.  We have also generated initial enrollments for our newly launched winter programs, which will contribute to our 2013 enrollments and revenue.  These programs support our strategy shift to a year-round marketing effort.”

“To further support the 365 day sales and marketing strategy, we accelerated spend in this area to support the launch of our first significant spring campaign.  For the 2014 travel season, we shifted approximately 20 percent of our lead volume into the spring from our traditional fall campaign and we are pleased with the results.  With no incremental costs to us, this gives families more time to fund their tuition and engage with us over a longer period.  And by being earlier in the market, we believe we are reaching our target families ahead of many of our competitors.  Due to the shift of a portion of our sales and marketing efforts into the spring, we expect to see a corresponding decline in our campaign expenditures during the second half of 2013.”

Dombrowik concluded, “We now have almost 3,000 delegates enrolled for the 2014 season, compared to 1,100 at this time last year, and we saw continued improvement in meeting attendance rates.  We believe these results are attributable to our multi-channel model in which we have a simultaneous presence in both digital and mail channels, the positive dialog and brand awareness we are generating through our social media channels, as well as the targeting of more qualified prospects.  We remain encouraged by these results, although it is difficult to predict if these trends will continue through the fall marketing period.”

Second Quarter 2013 Results

During the second quarter of 2013, the Company traveled 9,228 delegates, compared to 12,042 delegates during the prior year quarter primarily due to lower delegate counts on the Company’s core Student Ambassadors programs.  Total revenue of $24.5 million declined 23 percent from $31.8 million in the prior year quarter driven by a 24 percent decline in travel-related revenue, partially offset by a 2 percent increase in internet content and advertising revenue related to BookRags, the Company’s online education research business. Gross margin for the quarter was $22.8 million compared to $29.7 million in the second quarter of 2012.  However, gross margin percentage of 36.5 percent was in-line with the prior year period. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.

Second quarter operating expenses were $10.3 million compared to $10.9 million in the prior year period.  The second quarter of 2012 included net expenses for certain special items totaling $1.0 million, more fully described in a table to this release.  Excluding special items, second quarter 2013 operating expenses increased $0.4 million, primarily reflecting increased selling and marketing expenses to support the Company’s successful first significant spring sales campaign.

Net income for the second quarter of 2013 was $8.1 million, or $0.48 per diluted share, compared to $14.2 million, or $0.81 per diluted share, in the prior year period.  Second quarter 2013 net income before special items was $8.1 million compared to $14.9 million in 2012.

Six Months Ended June 30, 2013 Results

During the six months ended June 30, 2013, the Company traveled 9,800 delegates compared to 12,789 delegates during the same period in the prior year.  Total revenue of $27.4 million declined 20 percent from $34.3 million in the same period last year driven by a 21 percent decline in travel-related revenue and an 8 percent decline in internet content and advertising revenue related to BookRags.  Net income for the six months ended June 30, 2013 was $33 thousand, compared to net income of $6.3 million, or $0.36 per diluted share, in the prior year period.

Gross margin for the six months ended June 30, 2013 was $24.2 million, down from $31.1 million in the same period last year, although gross margin percentage remained flat to the prior year at 37.0 percent.

Year-to-date, operating expenses excluding special items increased one percent compared to the prior year period reflecting increased expenditures during the 2013 period to support the Company’s first significant spring sales campaign for 2014, offset by the Company’s successful cost cutting initiatives.

Balance Sheet and Liquidity

Total assets at June 30, 2013 were $123.5 million.  Cash, cash equivalents and short-term available-for-sale securities of $55.9 million declined from $81.9 million at June 30, 2012, reflecting the special dividend and accelerated share buyback completed during the fourth quarter of 2012, as well as lower earnings for the first six months of 2013. Long-term assets totaled $39.8 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building, which has been listed for sale but is categorized as held for use.  Total liabilities were $60.9 million, including $49.5 million in participant deposits for future travel.  Despite projected enrolled revenue being down 17.8 percent, total participant deposits are down 9 percent reflecting more travel in the last six months of 2013 compared to 2012 as well as the increase in 2014 Student enrollments driven by the spring sales campaign.  The Company had no debt outstanding and deployable cash of $26.0 million at June 30, 2013.  Deployable cash is a non-GAAP measure defined in the attached schedules.

Effective June 30, 2013, the Company amended its credit agreement with Wells Fargo Bank, National Association, modifying the principal amount available under the credit agreement and changing certain covenants.  The Company maintains an unsecured revolving line of credit with Wells Fargo Bank with an unused line of credit of $12.5 million.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Six months ended June 30,
	2013	2012
Cash flow from operations	$23,415	$28,685
Purchases of property, equipment and intangibles	(1,963)	(2,997)
Free cash flow	21,452	25,688

Net purchase of available-for-sale securities	(19,515)	(39,803)
Dividend payments to shareholders	(1,017)	(2,110)
Repurchase of common stock	(486)	-
Other cash flows, net	(2,090)	(232)
Net decrease in cash and cash equivalents	$(1,656)	$(16,457)

Outlook for 2013

As of July 28, 2013, enrolled revenue for 2013 travel programs was $109.0 million, down 17.3 percent from the same point last year, based on enrolled travelers of 18,197 compared to 21,151. Enrolled revenue for the Company’s core product, Student Ambassadors, is down 20.6 percent to $95.2 million compared to $120.0 million at the same date last year, based on enrolled travelers of 13,841 compared to 17,362.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

The Company is reaffirming its guidance for 2013 as follows:

●	Consolidated gross revenues for all programs and operations to be between $115 million and $125 million;

●	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 37 percent; and

●	Net income before any special items of between $0 million and $2 million.

Conference Call and Webcast Information

The Company will host a conference call to discuss second quarter 2013 results of operations on Thursday, August 1, 2013, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-263-2834 or 913-312-0377 (international) and providing the passcode: 6538957.  Approximately 24 hours following the call, a webcast will be available through November 1, 2013 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through August 6, 2013 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 6538957.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent Company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2013, and its proxy statement filed May 6, 2013.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended June 30,
	2013	2012	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$21,183	$27,754	$(6,571)	-24%
Gross revenue, directly delivered programs (2)	2,270	3,047	(777)	-26%
Internet content and advertising revenue	1,029	1,005	24	2%
Total revenue	24,482	31,806	(7,324)	-23%
Cost of sales, directly delivered programs (2)	1,553	2,013	(460)	-23%
Cost of sales, internet content and advertising	126	133	(7)	-5%
Gross margin (3)	22,803	29,660	(6,857)	-23%

Operating expenses:
Selling and marketing	7,323	6,483	840	13%
General and administration	2,938	4,384	(1,446)	-33%
Total operating expenses	10,261	10,867	(606)	-6%

Operating income	12,542	18,793	(6,251)	-33%

Other income (expense):
Interest and dividend income	160	618	(458)	-74%
Foreign currency and other income	1	(5)	6	120%
Total other income	161	613	(452)	-74%
Income before income tax provision	12,703	19,406	(6,703)	-35%
Income tax provision	(4,611)	(5,208)	597	11%
Net income	$8,092	$14,198	$(6,106)	-43%

Weighted average shares outstanding – basic	16,960	17,602	(642)	-4%
Weighted average shares outstanding – diluted	16,960	17,602	(642)	-4%

Net income per share — basic	$0.48	$0.81	$(0.33)	-41%
Net income per share — diluted	$0.48	$0.81	$(0.33)	-41%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended June 30,
	2013	2012	% Change
Gross revenue	$59,210	$77,315	-23%
Cost of sales	38,027	49,561	-23%
Net revenue	$21,183	$27,754	-24%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Six months ended June 30,
	2013	2012	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$21,183	$27,843	$(6,660)	-24%
Gross revenue, directly delivered programs (2)	4,164	4,225	(61)	-1%
Internet content and advertising revenue	2,028	2,203	(175)	-8%
Total revenue	27,375	34,271	(6,896)	-20%
Cost of sales, directly delivered programs (2)	2,925	2,899	26	1%
Cost of sales, internet content and advertising	255	303	(48)	-16%
Gross margin (3)	24,195	31,069	(6,874)	-22%

Operating expenses:
Selling and marketing	15,842	15,170	672	4%
General and administration	8,604	8,591	13	0%
Total operating expenses	24,446	23,761	685	3%

Operating income (loss)	(251)	7,308	(7,559)	-103%

Other income (expense):
Interest and dividend income	287	859	(572)	-67%
Foreign currency and other income	21	(3)	24	800%
Total other income	308	856	(548)	-64%
Income before income tax provision	57	8,164	(8,107)	-99%
Income tax provision	(24)	(1,872)	1,848	99%
Net income	$33	$6,292	$(6,259)	-99%

Weighted average shares outstanding – basic	16,980	17,600	(620)	-4%
Weighted average shares outstanding – diluted	16,980	17,600	(620)	-4%

Net income per share — basic	$-	$0.36	$(0.36)	-100%
Net income per share — diluted	$-	$0.36	$(0.36)	-100%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Six months ended June 30,
	2013	2012	% Change
Gross revenue	$59,210	$77,625	-24%
Cost of sales	38,027	49,782	-24%
Net revenue	$21,183	$27,843	-24%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	June 30,		December 31,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$4,494	$3,062	$6,150
Available-for-sale securities	51,358	78,875	32,122
Foreign currency exchange contracts	-	-	837
Prepaid program cost and expenses	26,354	24,825	17,217
Accounts receivable	905	1,556	850
Deferred tax assets	583	301	221
Total current assets	83,694	108,619	57,397
Property and equipment, net	25,656	27,297	26,344
Available-for-sale securities	716	714	723
Intangibles	3,540	3,505	3,565
Goodwill	9,781	9,781	9,781
Other long-term assets	83	85	85
Total assets	$123,470	$150,001	$97,895

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,668	$10,662	$4,238
Participants’ deposits	47,785	53,508	25,735
Foreign currency exchange contracts	358	584	-
Other liabilities	77	97	111
Total current liabilities	54,888	64,851	30,084
Participants’ deposits	1,673	819	-
Foreign currency exchange contracts	53	50	-
Deferred tax liabilities	4,333	1,941	2,688
Total liabilities	60,947	67,661	32,772
Stockholders’ equity	62,523	82,340	65,123
Total liabilities and stockholders’ equity	$123,470	$150,001	$97,895

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	UNAUDITED
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$33	$6,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,711	2,412
Stock-based compensation	1,957	720
Deferred income taxes	(275)	(80)
Loss on disposition and impairment of property and equipment	7	-
Excess tax shortfall from stock-based compensation	2,095	232
Change in assets and liabilities:
Accounts receivable and other assets	(53)	(161)
Prepaid program costs and expenses	(9,189)	(11,526)
Accounts payable, accrued expenses, and other current liabilities	2,406	3,865
Participants’ deposits	23,723	26,931
Net cash provided by operating activities	23,415	28,685

Cash flows from investing activities:
Purchase of available for sale securities	(26,844)	(69,537)
Proceeds from sale of available-for-sale securities	7,329	29,734
Purchase of property and equipment	(1,799)	(2,704)
Purchase of intangibles	(164)	(293)
Net cash used by investing activities	(21,478)	(42,800)

Cash flows from financing activities:
Repurchase of common stock	(486)	-
Dividend payment to shareholders	(1,017)	(2,110)
Proceeds from exercise of stock options	5	-
Excess tax shortfall from stock-based compensation	(2,095)	(232)
Net cash used in financing activities	(3,593)	(2,342)

Net decrease in cash and cash equivalents	(1,656)	(16,457)
Cash and cash equivalents, beginning of period	6,150	19,519
Cash and cash equivalents, end of period	$4,494	$3,062

Special Items

In connection with the February 2013 resignations of two executives, the Company’s President and Chief Executive Officer and the President and Chief Operating Officer of the operating subsidiary Ambassador Programs, Inc., as well as workforce reductions during 2012, the Company incurred separation payments during both periods.  The Company also incurred legal and other fees relating to a proxy contest that occurred during the 2012 periods.

In addition, as previously disclosed, the Company was party to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com and at the SEC website www.sec.gov.  During the second quarter of 2013 and 2012, the company received an insurance reimbursement for previously expensed legal costs related to these matters.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and six months ended June 30, 2013 and 2012 do not necessarily reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income		EPS
	Three months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
Amount before special items	$8,094	$14,916	$0.48	$0.85
Legal fees – class action and SEC, net	45	37	-	-
Legal and other fees - proxy contest	-	(960)	-	(0.05)
Separation payments	(48)	(59)	-	-
Tax impact	1	264	-	0.01
Amount per consolidated statement of operations	$8,092	$14,198	$0.48	$0.81

	UNAUDITED
	Net Income		EPS
	Six months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Amount before special items	$1,303	$7,614	$0.08	$0.43
Legal fees – class action and SEC, net	593	(143)	0.03	(0.01)
Legal and other fees - proxy contest	-	(1,340)	-	(0.07)
Separation payments	(2,786)	(232)	(0.16)	(0.01)
Tax impact	923	393	0.05	0.02
Amount per consolidated statement of operations	$33	$6,292	$-	$0.36

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at June 30, 2013 and 2012, and December 31, 2012 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2013	2012	2012
Cash, cash equivalents and short-term available-for-sale securities	$55,852	$81,937	$38,272
Prepaid program cost and expenses	26,354	24,825	17,217
Less: Participants’ deposits	(49,458)	(54,327)	(25,735)
Less: Accounts payable / accruals / other liabilities	(6,745)	(10,759)	(4,349)
Deployable cash	$26,003	$41,676	25,405